Exhibit 99.1

_________________________________________________________________________________________

Where Rubber Meets the Road

How Certified Angus Beef ® and U.S. Premium Beef are mapping a rewarding course for beef producers.

In the cattle business, profitability isn’t guaranteed from just raising high-quality beef. Without a path to place product where it’s valued most, profits seldom travel back to producers. After record premiums in fiscal year 2024 on its Kansas grid, U.S. Premium Beef, LLC (USPB) is clearly on the right track in retaining and adding value. A key part of that success comes from strong industry alliances like supplying cattle that meet the gold standards of the Certified Angus Beef ® (CAB) brand.

Likewise successful in 2024, CAB sales soared to near-record highs at 1.23 billion pounds, reinforcing that strong demand for quality remains.

CAB President John Stika reports that retail and food service partners are showing more and more interest in adding CAB branded products to their meat cases and menus, despite high beef prices. Surely, this activity enforces that beef purchasers will continue to pay for added value, that in turn supports profitable production.

“It really drives home the point that consumer demand is based on price in relation to value,” Stika says. “As long as we continue to add more value to the products that we’re putting in front of consumers, they will continue to pay the prices that we need in production agriculture to continue to drive profitability at every level.”

Founded in 1978, CAB drives demand for Angus cattle by creating demand for the brand among retail and foodservice partners through uncompromising standards for taste. Its foundation is built on three key pillars: delivering the best-tasting beef, maintaining its position as the best-selling brand and sourcing its product from dedicated Angus producers.

The brand’s 10 quality specifications have maintained consistency, taste and palatability, and have in turn laid the foundation for the industry to improve quality overall. Because of efforts across the board to improve marbling, CAB now makes up 22% of all fed cattle harvested in the U.S.

A big portion of those cattle come through U.S. Premium Beef.

“Who better to source that product from than an industry that cares about quality and delivering that taste and value experience to consumers?” Stika says.

The Vehicle

CAB works across every segment of the beef supply chain — from retailers back to registered Angus breeders who own the brand. While the program can create demand for a great product, Stika notes there must ultimately be a vehicle that translates that demand into true dollars and cents for producers. “That’s really where the relationship between Certified Angus Beef and U.S. Premium Beef comes together,” he says.

He credits USPB for creating that vehicle by means of the grid with partner National Beef Packing Company. From a CAB standpoint, he reminds, the brand is responsible for making sure there is margin to distribute, but not to necessarily distribute the margin. “U.S. Premium Beef steps in and takes on that responsibility to distribute that margin back to producers,” he says.

1

For a large portion of CAB’s 46- year history, cattle were sold on the cash, live market. When Stika joined CAB in 1999, he says the number one question he received in his role in supply development was, “Where’s my premium?”

Unfortunately, selling high-end products on the cash market did not often garner premiums. When USPB entered the scene, Stika and the CAB team could point producers in that direction.

“Over the course of time, as U.S. Premium Beef’s return back to producers has grown, our demand and our sales and our supply has grown,” Stika observes. “I don’t think those are independent of each other.”

USPB has been so integral in CAB’s success that it was awarded the CAB Progressive Partner Award in 2021 for its work in communicating the importance of quality and turning that into true dollars that benefit farming families across the country.

“I think we’re very much attached at the hip — create the market, create the message and the economic signal,” Stika says. “We’ve both grown very nicely together.”

The Drive Ahead

This strong partnership has allowed both parties to successfully tap into international markets. For years, foreign markets have created demand for items that didn’t sell well domestically. However, in the last decade, there has been demand for the entire carcass in international markets.

International sales now make up more than 15% of all CAB sales on an annual basis. The brand has since added team members in Mexico, Canada, Dubai, Hong Kong, Japan and Korea to sustain that growth. Stika says CAB is seeing direct benefits to those boots-on-the-ground representatives, who are selling products on behalf of farming and ranching families.

“We have no doubt that international markets are going to continue to be valuable in terms of adding demand to the brand, which ultimately then creates more demand and elevates the price of fed cattle across our market,” he says.

Looking at the industry wholistically, higher fed-cattle weights and additional cover on each carcass indicates that producers are not tapping the brakes on quality. Stika says the metrics on the grid prove quality is what has paid, and will continue to be what pays.

“Our goal is to produce more pounds of gold, not more pounds of lead,” he says. “That balance between quality and composition is going to become more and more important.”

At home and abroad, beef purchasers increasingly want to know more about the beef and the quality that they’re buying. Branded programs like CAB have been a big part of delivering on that expectation. Stika emphasizes that branded beef programs must consistently deliver high-quality products while also showcasing the hard work of farming and ranching families — a role he sees growing in importance as CAB builds on its 46-year legacy.

“As we talk about telling stories about farming and ranching families, what better partnership than Certified Angus Beef and U.S. Premium Beef? An organization built on the integrity of farming and ranching families committed to delivering the best, highest quality product to the marketplace, to consumers around the world.”

2

Sidebar:: John Stika Biography

As president for the Certified Angus Beef ® brand, John Stika guides grassroots programs to deliver premium beef from family farmers and ranchers to consumers’ dinner tables.

John grew up on a small family farm in central Kansas and earned a bachelor’s and master’s degree from Kansas State University and a doctorate in meat science from the University of Kentucky. He joined the brand in 1999 as director of feeder-packer relations, then director of packing and supply development. As vice president of business development, he led sales growth through retail, foodservice, international, and value-added products before becoming president in 2006.

John has served on the American Meat Science Association board and is active in beef quality committees of the National Cattlemen’s Beef Association. He received K-State’s Outstanding Young Alumnus award and the Achievement award from the American Meat Science Association. John and his wife, Deanna, have three sons and live in Creston, Ohio, where they care for a small herd of Angus cattle and other livestock.

_________________________________________________________________________________________

Fiscal Year 2024 Financial Highlights

USPB’s financial results decreased in fiscal year 2024 as compared to the prior fiscal year. For the year, which ended December 28, 2024, USPB recorded net income of $7.5 million compared to $41.6 million in 2023, a decrease of approximately $34.1 million. The decrease in USPB’s net income was due to significantly lower net income at National Beef Packing Company, LLC (NBP). For the year, NBP realized net income of $49.0 million, a decrease of approximately $228.1 million over the prior year. The combined effects of lower gross margins per head and higher costs led to lower profitability in 2024 as compared to 2023.

In fiscal year 2024, USPB made tax distributions totaling $10.0 million. On a per unit basis, USPB distributed $13.28 per combined Class A and Class B unit.

For fiscal year 2024, producers delivered 818,919 head of cattle through USPB to NBP’s Kansas plants and 47,135 to NBP’s Iowa plant. For the year, average gross premiums for cattle delivered to the Kansas plants was $79.31 per head and $59.71 per head to the Iowa plant.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables NBP to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results.

_________________________________________________________________________________________

Quality Premiums Seasonality

The USPB grid has always offered a significant reward for marbling-driven quality grade. In all but one of the company’s 27-year history, quality grade premium per head has been the largest component of overall premium. However, premiums used on the grid are driven by USDA boxed beef reports, which have some distinct seasonal patterns. As a result, the overall reward for quality is always positive, but it is not the same throughout the year.

3

Figures 1, 2 and 3 show the seasonality of the Choice/Select spread, Prime and Certified Angus Beef ® (CAB) premiums used on the grid from 2020 through 2024. In each figure, the top of the vertical bar represents the highest weekly value, and the bottom of the bar is the lowest weekly value during those five years. The solid line shows the overall weekly average during the entire five-year period. A longer bar indicates there has been more variability and a shorter bar indicates more uniformity.

During spring, each quality grade premium tends to be lower — and consistently so. As a point of reference, the Prime premium has a minimum value of $8 per cwt. and the CAB minimum premium is $3 per cwt. on the grid.

Figure 4 shows those three weekly premiums added together during the past five years. We call this “total premium spreads.” Figure 4 also shows the average quality grade premium. Note the strong relationship between the two. Seasonal differences in how the cattle actually grade cause those lines to diverge slightly. However, for the most part, they move in synchronization with each other. Also, notice how strongly quality is rewarded during the fourth quarter.

The data suggests those who purchase feeder cattle should consider quality grade potential of the feeders they buy that will harvest later in the year.

Likewise, ranchers who retain ownership might want to consider making some adjustments to the lifetime production schedule of their calves. Delivering calves with higher genetic potential for marbling during the fall and winter months would maximize quality rewards. As a reminder, if leasing from USPB, delivery rights are not always available.

Similarly, all cattle feeders may want to consider adding days on feed when quality rewards are stronger. Please call Brian Bertelsen at 866-877-2525 if you have questions.

_________________________________________________________________________________________

4

Genetic Merit Score Summary

Comparing Genetic Merit Score (GMS) and non-GMS lots on the Kansas grid

In August 2024, National Beef was the first packer to offer a grid premium for cattle with genetic merit that is above industry average. Cattle enrolled in AngusLinkSM Genetic Merit ScorecardSM (GMS) with a Beef Score of 100 to 149, where 100 represents the industry average, now qualify for a $5 per head premium on the USPB grid. Since Dec. 1, 2024, lots that score 150 or greater receive a $10 per head premium.

Through February 15, there have been 3,080 head delivered on the USPB grid that qualified for a GMS premium. Grid results for the GMS cattle are listed in Table 1, along with the overall average and the top 25% of all other USPB lots of conventionally raised cattle that were harvested during the same time span.

Premiums for quality grade and yield benefit were both strong during this period. As a result, all non-GMS lots averaged an impressive overall premium of $109.76 per head more than if they were marketed on the average cash, live market in Kansas. By comparison, the GMS cattle generated premiums that were $106.81 per head larger than the non-GMS lots.

Taking into account the advantage in carcass weight, along with all premiums included, the GMS cattle had an actual value of $3,055.44 per head. That was an impressive $271.42 per head greater than the non-GMS lots. This was comparing the actual payments on the USPB Base grid for the actual slaughter weeks of all cattle listed.

Note that ‘Other premium’ listed in Table 1 includes the GMS premium and the $1 per head payment for low-frequency electronic identification (EID) tags, regardless of whether cattle are enrolled in GMS. The EID payment accounts for the ‘Other premium’ values in non-GMS lots.

The overall average Beef Score for all the GMS cattle was approximately 155. The reason the ‘Other premium’ was not greater was due to many of those lots being delivered before the premium increased in December for higher scoring lots.

5

Generally, the GMS cattle excelled in all areas, except that yield was lower and yield grades were fatter than non-GMS lots. The percentage of heavyweights was also higher for GMS lots, due to their heavier carcass weights.

The GMS results showcase the value of genetics. These cattle were genetically designed to excel on the USPB grid, and they are certainly doing just that. While the GMS premium is a small percentage of an animal’s overall premium, it is still a bonus.

Ranchers who sell feeders are encouraged to tag calves with low-frequency EID tags, enroll and then market their approved calves. Ranchers who retain ownership and market on the USPB grid are encouraged to enroll as well. Enrollment is simple, affordable and does not require an on-site audit.

Cattle feeders who purchase calves and feeder cattle can find groups already enrolled with known Beef Scores, especially on video auctions. The higher the Beef Score, the more genetic potential for carcass traits, growth and feed efficiency.

Feedlots that intend to deliver GMS lots are asked to submit a Showlist Form A two weeks prior to harvest. This allows time to collect the EID tag numbers needed to verify enrollment during processing at either the Dodge City or Liberal plants. GMS lots with EID tags also qualify for the $1 per head EID payment.

The GMS premium is exclusively offered on the USPB Kansas grid. For more information, please scan the QR code to view a fact sheet (also available at USPB.com), or call 866-877-2525.

_________________________________________________________________________________________

6

Ingredients For Success

For Mark Frasier, raising high-quality cattle isn’t just a business — it’s a way of life. As a cattle producer based in Fort Morgan, Colorado, Frasier operates multiple ranches with his family, including Frasier Farms, River Bend Ranch, F Cross Cattle Company and Frasier Ranch. With deep roots in the industry, he has built an operation focused on producing superior cattle while adapting to an evolving marketplace.

Frasier’s operation specializes in cow-calf production, registered seedstock and stocker cattle. He grazes cattle through the summer months before sending them to local feed yards, ensuring they meet the highest standards for efficiency and quality. His commitment to selecting and raising animals that perform well on the ranch, in the feed yard, and ultimately on the plate has been a cornerstone of his success.

A significant factor in Frasier’s ability to maintain a competitive edge is his long-standing partnership with USPB. Since its inception, USPB has provided producers like Frasier with a unique opportunity to engage in value-added marketing, allowing them to be rewarded for producing superior beef. Grid marketing was not a new concept when USPB was formed, but it remained largely inaccessible to many producers unless they had established relationships with feeders or packers. “The USPB model gave us an opening that allowed us to participate in a value-added marketing team at the producer level and get rewarded for what we did well,” Frasier says.

For Frasier, USPB has been more than just a market opportunity — it has been an essential part of his business strategy. He credits the program for opening doors that allowed his operation to accomplish its goals: adding value to animals. By participating in the USPB grid system, Frasier is able to track the performance of his cattle from the ranch to the consumer, gathering valuable carcass data that influences his breeding and management decisions. It’s mixing those ingredients that garners rewards, he says.

“One of the real attributes or values we receive as producers is in the form of information,” Frasier explains. “The carcass data on an individual basis comes back to us, and that’s extremely valuable as we plan and modify our operation from year to year.”

A self-proclaimed data junkie, Frasier meticulously tracks this information to make better-informed production decisions. The insights he gains help him fine-tune his genetic selection and management practices to align with market demands. He emphasizes that programs like USPB are instrumental in improving the overall quality of beef available to consumers.

“As a beef industry, we have seen and enjoyed increased demand over the past 20 years,” Frasier says. “Consumers have made it clear that they want more product at the higher quality levels—Choice and Prime. USPB helps us respond to those signals and rewards us for doing so.”

Looking ahead, Frasier is focused on the next generation of ranching. His family is in the midst of a generational transition, with younger Frasiers stepping in to continue the legacy. While they may not be the largest players in the industry, they are determined to carve out a niche that ensures sustainability and profitability for years to come.

“We’re never going to be the biggest operation, but we don’t have to be,” Frasier notes. “It’s about finding the right fit for our ranch and making sure we produce a high-quality product with strong market pull. U.S. Premium Beef helps us do that.”

Click here for video.

_________________________________________________________________________________________

7

Kansas Ranch Earns Stewardship Honor

At the 2025 National Cattlemen’s Beef Association (NCBA) convention and trade show, Downey Ranch, Wamego, Kansas, was announced as the 2024 Environmental Stewardship Award Program (ESAP) national winner. This award recognizes the outstanding stewardship practices and conservation achievements of cattle producers. The award was presented to Downey Ranch owners Barb Downey and her husband, Joe Carpenter, during the convention in San Antonio.

Downey Ranch is a member of USPB’s Qualified Seedstock Supplier group. “We are stewards of the land; we’ve been entrusted with it, and we want to make sure what you see today continues on,” Downey said. “What we do every day in some way, shape or form is in service to that mission.”

Located in the heart of the Kansas Flint Hills, Downey Ranch is a commercial cow-calf operation committed to stewardship. Carpenter and Downey have incorporated numerous grazing management techniques to enhance rangeland health, minimize the need for harvested forages and meet the nutritional needs of their cattle with little supplemental feed. In addition to extensive use of rotational grazing, they use a novel bale grazing program to help cover winter feed needs. Downey Ranch also utilizes prescribed burning to enhance the mix of grass species in their pastures as well as to control woody encroachment.

The family has integrated new technology to enhance cattle well-being, improve land management and reduce labor needs. In addition to incorporating these resource management practices on their ranch, Carpenter and Downey are willing to share their experiences with others. Downey Ranch hosts multiple tours for industry groups, students and other stakeholders.

Photo cutline: Barb Downey and Joe Carpenter of Downey Ranch, Wamego, Kansas, were recognized as the 2024 Environmental Stewardship Award Program National winner. Photo courtesy of NCBA/ Baxter Communications.

_________________________________________________________________________________________

USPB Annual Meeting Set for March 26

USPB will hold its fiscal year 2024 annual meeting on Wednesday, March 26, in Dodge City, Kansas. The meeting will be hosted at the United Wireless Convention Center located on the Highway 50 bypass. It will begin at 3:00 p.m. CDT, with remarks from National Beef management team members.

Following will be the USPB business meeting, a reception and dinner. The evening’s keynote speaker is Mitch Holthus, the radio voice of the Kansas City Chiefs.

Please call the USPB office to register.

_________________________________________________________________________________________

8

KSU’s Doug Laue Beef Cattle Research Center Approved

At the Kansas Board of Regents meeting on January 15, 2025, Kansas State University received approval to amend the capital improvement project plan for the construction of the Beef Cattle Research Center, located north of Bill Snyder Family Football Stadium. This facility will replace the existing feedlot, and will be named for Doug Laue.

This new, world-class facility will replace the existing feedlot at the same location. It will include a 1,200-head teaching and research feedlot, a metabolism research barn and a state-of-the-art feed mill/flaker. The facility's total estimated cost is $16 million.

The Doug Laue family generously donated $5 million for the build, and for this honor, the facility will be known as the Doug Laue Beef Cattle Research Center. Laue was an early adopter, supporter and longtime board member for USPB.

In making the announcement of the Laue family donation, KSU President Jerry Linton said, “He [Doug] was known as being a very strong advocate for the beef industry, the marketing of fed cattle and also the education and research for beef production.”

_________________________________________________________________________________________

Gardiner Named Kansas Angus Association Honorary Member

During the recent Kansas Angus Association annual meeting, the 2024 Kansas Angus Honorary Member Award was presented to Mark Gardiner of Gardiner Angus Ranch, Ashland, Kansas. Since 1958, this award has been presented to beef producers who display outstanding work, deed and leadership to those involved in agriculture, and the Kansas Angus Association.

For years, Gardiner and his family have supported college scholarships and established the Henry C. Gardiner Lecture Series at Kansas State University. Gardiner Angus Ranch was a founding member of USPB. Gardiner played a key role in the early development of USPB, dedicating his leadership, time and commitment to the company. He has served on its board of directors since its inception, currently holding the position of chairman.

Retired USPB CEO Steve Hunt recalled, “In the very early stages of putting together U.S. Premium Beef, one of the challenges we had was to establish a brain trust, really a leadership trust. We needed to not only create a vision and a mission, but we needed to execute a plan. One name began to surface in all our discussions. That name was Mark Gardiner.”

_________________________________________________________________________________________

Young Producers Council to Meet This Summer

The USPB established the Young Producers Council (YPC) in 2016 to connect and educate young men and women with ties to USPB, offering them a deeper understanding of the company’s operations.

Many current USPB members became involved in their 30s and 40s, and today, young producers are increasingly contributing to decisions on the marketing of finished cattle. The talent, skills and leadership shown by past YPC members indicate that the future of the beef industry is in capable hands.

On August 6-7, 2025, YPC participants will have the opportunity to visit the National Beef facility in Dodge City, Kansas, to hear from plant personnel about company operations. The group will reconvene in November for a tour of company operations in the Kansas City area.

Dominic Stephens, manager of Beef Belt Feeders in Scott City, Kansas, has participated in the YPC and shares his insights on class participation in this video.

For consideration in the upcoming class, please send a prospective candidate’s name and contact information to uspb@uspb.com or contact Tracy Thomas or Brian Bertelsen at 866-877-2525.

_________________________________________________________________________________________

9